Exhibit (k)(3)
AMENDED AND RESTATED
INVESTOR AND FUND SERVICING AGREEMENT
BY AND BETWEEN
HATTERAS INVESTMENT PARTNERS LLC
AND
HATTERAS DIVERSIFIED STRATEGIES FUND LP
HATTERAS DIVERSIFIED STRATEGIES OFFSHORE FUND LTD.
HATTERAS MULTI-STRATEGY FUND I, L.P.
HATTERAS MULTI-STRATEGY TEI FUND, L.P.
HATTERAS MULTI-STRATEGY INSTITUTIONAL FUND, L.P.
HATTERAS MULTI-STRATEGY TEI INSTITUTIONAL FUND, L.P.
                    , 2008

     AMENDED AND RESTATED INVESTOR AND FUND SERVICING AGREEMENT, made as of the ___ day of                     , 2008, by and between Hatteras Investment Partners LLC, a limited liability company formed under the laws of the State of Delaware (“Hatteras”), and the investment funds listed on Exhibit A hereto (each, a “Fund” and collectively, the “Funds”), on the other.
RECITAL
     WHEREAS, each Fund desires to retain Hatteras to provide, or to retain shareholder service providers (“Service Providers”) to provide, investor services and account maintenance services (“Investor Services”) to limited partners of the Funds (“Limited Partners”) that are customers of such Service Providers;
     WHEREAS, the Funds are registered under the Investment Company Act of 1940 (the “Investment Company Act) and are subject to regulation as such under applicable federal securities laws;
     WHEREAS, units of membership interest in the Funds (“Units”) are offered for purchase to customers that are qualified investors; and
     WHEREAS, Hatteras desires to provide, or retain Service Providers to provide, Investor Services to their customers that are Limited Partners.
     NOW THEREFORE, in consideration of the terms and conditions herein contained, the parties agree as follows:
1. Appointment of Hatteras.
     (a) Each Fund hereby authorizes Hatteras to provide, and/or retain other Service Providers, who have entered into an appropriate service provider agreement with Hatteras, to provide one or more of the Investor Services to Limited Partners who are customers of such Service Providers. Investor Services shall include, but shall not be limited to:
          (i) responding to questions from the Limited Partners about the Funds, including questions concerning capital account balances, reports and tax information;
          (ii) assisting a Fund in administering repurchases;
          (iii) assisting in the enhancement of relations and communications between Limited Partners and a Fund;
          (iv) assisting in the maintenance of a Fund’s records containing Limited Partner information;

          (v) providing the Funds with personnel to perform such executive, administrative and clerical services as are reasonably necessary to provide effective administration of a Fund and Limited Partner services;
          (vi) as agreed from time to time with the Board in accordance with Rule 38a-1 under the Investment Company Act, making available the services of appropriate compliance personnel and resources relating to compliance policies and procedures of the Funds;
          (vii) providing the Funds with office space and office equipment and services including telephone service, heat, utilities, stationary supplies and similar items;
          (viii) providing other information and Limited Partner liaison and related services;
          (ix) assisting in enhancement of relations and communication between the Limited Partners and the Funds;
          (x) handling the Limited Partners inquiries and calls relating to administrative matters;
          (xi) assisting in the maintenance of a Fund’s records with respect to the Limited Partners;
          (xii) assisting the Funds in providing or procuring accounting services for a Fund and Limited Partners’ capital accounts;
          (xiii) assisting in the administration of meetings of the Board and its committees and the Limited Partners;
          (xiv) assisting in administering subscriptions and tender offers, including assistance in the preparation of regulatory filings and the transmission of cash between Limited Partners and a Fund, and the Funds and the Master Fund (or any successor thereto designated by a Fund);
          (xv) assisting in arranging for, at the Funds’ expense, the preparation of all required tax returns;
          (xvi) assisting in the periodic updating of the Funds’ prospectus(es) and statement of additional information(s), the preparation of proxy statements to Limited Partners, and the preparation of reports filed with regulatory authorities;
          (xvii) periodically reviewing the services performed by the Funds’ service providers, and making such reports and recommendations to the Board concerning the performance of such services as the Board reasonably requests;

          (xviii) to the extent requested by the Board or officers of the Funds, negotiating changes to the terms and provisions of the Funds’ custody, administration and escrow agreements;
          (xix) providing information and assistance as requested in connection with the registration of the Funds’ Units in accordance with state securities requirements;
          (xx) providing assistance in connection with the preparation of the Funds’ periodic financial statements and annual audit as reasonably requested by the Board or officers of the Funds or the Funds’ independent accountants; and
          (xxi) supervising other aspects of the Funds’ operations and providing other administrative services to the Funds.
2. Investor Servicing Fee.
     (a) Each Fund will make payments to Hatteras within 45 days of the end of each calendar month equal to a certain percentage (on an annualized basis), as set forth in Exhibit B attached hereto, of the aggregate value of outstanding Units held by Limited Partners of each Fund determined as of the last day of the month (before repurchases of Units or performance allocations) (the “Investor Servicing Fee”).
     (b) Hatteras may pay amounts pursuant to this Section 2 to any Service Provider, including any “affiliated person” (as that term is defined in the Investment Company Act) of Hatteras, if such person provides Investor Services.
     (c) Hatteras may, in its sole discretion, waive or pay all or a portion of the Investor Servicing Fee to Service Providers.
3. Duties of Hatteras.
     (a) Hatteras agrees to retain the Service Providers to provide Investor Services and to compensate such Service Providers for their services.
     (b) Hatteras shall report to the Board of Directors or General Partners (as applicable) of each Fund on a quarterly basis regarding: (i) the nature of the Investor Services provided by Hatteras or the Service Providers; (ii) the amount of payments made by Hatteras to such Service Providers; and (iii) the amount of Investor Servicing Fees paid to Hatteras by each Fund.
     (c) Hatteras shall maintain all books and records of the Funds required by Rule 31a-1 under the Investment Company Act (other than those records being maintained by the Fund’s distributor, administrator, custodian or transfer agent) and preserve such records for the periods prescribed therefore by Rule 31a-2 of the Investment Company Act.

4. Liability of the Funds. Hatteras understands and agrees that the obligations of each Fund under this Agreement are several and not joint, and are not binding upon any Limited Partner or any person serving on the Board of Directors or as General Partner (as applicable) of any Fund personally, but bind only the Funds and the property of the Funds severally and not jointly. Hatteras represents that it has notice of the provisions of each Fund’s organizational documents disclaiming Limited Partner, Director and General Partner liability for acts and obligations of such Fund.
5. Duration. This Agreement will take effect on the date first set forth above. Unless earlier terminated pursuant to paragraph 7 hereof, this Agreement shall remain in effect for a period of two (2) years from such date and thereafter from year to year, so long as such continuance shall be approved at least annually by the Board of Directors or General Partner (as applicable) of each Fund, including the vote of the majority of the Directors (if applicable) who are not parties to this Agreement or “interested persons” (as defined by the Investment Company Act and the rules thereunder) of any such party.
6. Assignment or Amendment. Any amendment to this Agreement shall be in writing and shall be subject to the approval of the Board of Directors or General Partner (as applicable) of each Fund, including the vote of a majority of the Directors (if applicable) who are not “interested persons,” as defined by the Investment Company Act and the rules thereunder. This Agreement shall automatically and immediately terminate in the event of its “assignment,” as defined by the Investment Company Act, and the rules thereunder.
7. Termination. This Agreement may be terminated with respect to a particular Fund (i) by Hatteras at any time without penalty upon sixty days’ written notice to such Fund (which notice may be waived by such Fund); or (ii) by a Fund at any time without penalty upon sixty days’ written notice to Hatteras (which notice may be waived by Hatteras). Any termination of this Agreement shall not affect the obligation of a Fund to pay the Investor Servicing Fee to Hatteras prior to such termination.
8. Choice of Law. This Agreement shall be governed by the laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware (without regard to any conflicts of law principles thereof). Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission issued pursuant to the Investment Company Act. In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is revised by rule, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.
* * *

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

HATTERAS INVESTMENT MANAGEMENT LLC

By:
Name:	David B. Perkins
Title:	President

HATTERAS DIVERSIFIED STRATEGIES FUND LP

By: Hatteras Investment Management LLC, its General Partner

By:
Name:	David B. Perkins
Title:	President

HATTERAS DIVERSIFIED STRATEGIES OFFSHORE FUND LTD.

By: Hatteras Investment Management LLC, its General Partner

By:
Name:	David B. Perkins
Title:	President

HATTERAS MULTI-STRATEGY FUND I, L.P.

By: Hatteras Investment Management LLC, its General Partner

By:
Name:	David B. Perkins
Title:	President

HATTERAS MULTI-STRATEGY TEI FUND, L.P.

By: Hatteras Investment Management LLC, its General Partner

By:
Name:	David B. Perkins
Title:	President

EXHIBIT A
FUNDS
Hatteras Diversified Strategies Fund LP
Hatteras Diversified Strategies Offshore Fund Ltd.
Hatteras Multi-Strategy Fund I, L.P.
Hatteras Multi-Strategy TEI Fund, L.P.
Hatteras Multi-Strategy Institutional Fund, L.P.
Hatteras Multi-Strategy TEI Institutional Fund, L.P.

EXHIBIT B

Investor Servicing
Fee (as a percentage
of the aggregate
value of outstanding
Fund	Units)
Hatteras Diversified Strategies Fund LP	.50%

Hatteras Diversified Strategies Offshore Fund Ltd.	.50%

Hatteras Multi-Strategy Fund I, L.P.	.85%

Hatteras Multi-Strategy TEI Fund, L.P.	.85%

Hatteras Multi-Strategy Institutional Fund, L.P.	.10%

Hatteras Multi-Strategy TEI Institutional Fund, L.P.	.10%